Exhibit 99.1

For Immediate Release	Contact: John A. Stiles John A. Stiles & Associates, L.L.C. 314-994-0560

AuthentiDate Holding Corp. Reorganizes to Strengthen Technology
Commercialization Capabilities

BEN BENJAMIN JOINS AS HEAD OF PRODUCTS & TECHNOLOGY

Schenectady, NY–December 21, 2004–AuthentiDate Holding Corp. (NASDAQ: ADAT) announced today initial steps towards strengthening its ability to develop and offer targeted solutions based on its core technology capabilities related to electronic postmarking. Under the guidance of Authentidate’s new Chief Executive Officer, Suren Pai, the Company recently completed a review of all of its critical technical and product development processes. As a result, AuthentiDate has consolidated all product development activity related to electronic postmarking into a newly created Products & Technology organization. This group will be responsible for establishing and developing a common electronic postmarking service platform architecture designed to support a variety of vertical solutions and applications.

Suren Pai, Chief Executive Officer, stated “We believe a strategy of selling targeted solutions is the most effective approach to commercialize our core offering. It is therefore a high priority for us to make it highly efficient and cost-effective, for our internal development teams as well as our business partners, to rapidly develop solutions that embed electronic postmarking services in a wide range of server- and web-based business solutions”.

AuthentiDate also announced that O’Connell (Ben) Benjamin will be joining the Company to lead the Products & Technology Group, effective January 1, 2005. Mr. Benjamin is a senior executive with diverse management and technical experience, which includes development of technology products for global markets. He started his career in 1973 with AT&T Bell Labs where he led a number of initiatives in research, product development and manufacturing processes until his transition to Lucent Technologies in 1996 as part of Lucent’s spin-off from AT&T. At Lucent, as Vice President in the wireless business unit, he served in various roles leading product management and customer technical support activities. Later, he joined Lucent Digital Radio to lead the development and commercialization of its wireless audio and data platform. Following its merger into Ibiquity Digital Corporation he continued to serve the Company as its Co-COO until August 2003. Most recently, Mr. Benjamin has been actively involved as an advisor and equity investor in software and web-services startups.

“We are extremely pleased to have Ben join Authentidate. He brings to our management team proven technology management skills and a keen strategic sense. His experience in establishing and building a world-class technical organization in entrepreneurial settings is very valuable and timely for us”, said Suren Pai.

Mr. Benjamin stated, “I am excited to join the Authentidate team and the effort to develop and execute a new business strategy to make the electronic postmark a ubiquitous offering. It is a privilege to have the opportunity to contribute at this exciting stage of the Company’s development.”

Mr. Benjamin received a BSEE and an MSEE from the Polytechnic Institute of Brooklyn. He is also a graduate of The Executive Program from the Darden Graduate School of Business.

Authentidate also announced that Peter Smith, Authentidate’s Chief Operating Officer of the Authentidate Group is leaving the Company effective December 31, 2004, to pursue other interests. “Peter has supported AuthentiDate through a difficult period of transition,” stated Suren Pai. “We wish him well in his future endeavors.”

About AuthentiDate Holding Corp.

AuthentiDate Holding Corp. (AHC) is the holding company of five business units; DocStar, AuthentiDate International AG, AuthentiDate, Inc., DJS Marketing Group/Computer Professionals International and Trac Medical Solutions, Inc. DocStar sells a complete line of proprietary document imaging products. AuthentiDate and AuthentiDate AG provide the authentication of digital data through its proprietary and patent pending technology. AuthentiDate intends to establish itself as the authority on “content security” as it is a growing sector of the electronic network security infrastructure market. DJS delivers professional services centered around technology systems integration projects, staff augmentation, out-tasking, outsourcing services and resells computer related products. Trac Medical uses the AuthentiDate service in the medical supply business.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of The Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

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